Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Optelecom-NKF, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-151486, effective June 6, 2008, No. 333-130006, effective November 30, 2005, and No. 333-48306, effective October 20, 2000)  on Forms S-8 of Optelecom-NKF, Inc. of our report dated March 30, 2010, with respect to the consolidated balance sheet of Optelecom-NKF, Inc. as of December 31, 2009, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity, and cash flows for the year ended December 31, 2009, and the related financial statement schedule for the year ended December 31, 2009, which report appears in the December 31, 2009 annual report on Form 10-K of Optelecom-NKF, Inc.

Our report dated March 30, 2010 contains an explanatory paragraph that states that the Company has suffered losses from operations, has substantial debt maturing, and its viability is dependent on the success of its future operations and ability to obtain future financing, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements and financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

McLean, VA
March 30, 2010